Exhibit 10.1
LAS VEGAS SANDS CORP.
LAS VEGAS SANDS, LLC
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
July 10, 2009
Robert G. Goldstein
c/o Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Re: Terms of Continued Employment
Dear Robert:
          This letter agreement (this “Agreement”) sets forth the terms and conditions of your continued employment with Las Vegas Sands Corp., a Nevada corporation (“LVSC”), and Las Vegas Sands, LLC, a wholly-owned subsidiary of LVSC (together with LVSC, the “Company”), as mutually agreed upon by you and the Company. For valuable consideration and intending to be legally bound, the parties agree as follows:
1. Prior Employment Agreement. Effective as of the date hereof (the “Effective Date”), the employment agreement between the Company and you, dated as of November 18, 2004, which became effective as of the date of the first initial public offering of the shares of LVSC common stock (the “Employment Agreement”), shall terminate and be of no further force and effect; provided, that you shall not forfeit your right to any Incentive Award (as defined in the Employment Agreement) that is outstanding as of the Effective Date. Effective as of the Effective Date, except as provided in the preceding sentence, this Agreement will constitute the entire agreement between the Company and you with respect to your terms and conditions of employment. For the sake of clarity, your Incentive Awards that are outstanding as of the Effective Date are set forth on Annex A.
2. Duties and Responsibilities.
          (a) You shall serve in the capacity of and have such powers, duties and responsibilities as are generally associated with the office of Executive Vice President of the Company and President of Venetian Casino Resort, LLC (the “Venetian”). In this capacity, you shall report directly to the Company’s Chief Operating Officer, which is subject to change at the Company’s sole discretion.
          (b) From and after the Effective Date, in the event the Company fails to maintain you as an executive officer of the Company, reduces the Base Salary (as defined below), or materially changes the duties and responsibilities of your office that would cause your position to have less dignity, importance or scope than intended at the Effective Date, including but not limited to changes to scope and duties which occur solely as a result of a transaction in which the Company becomes a subsidiary of another company, you may voluntarily terminate your employment with the Company without further restrictions or liability; provided, that the restrictions set forth in Sections 18 and 19 below shall continue to apply following such termination of employment.
3. Business Travel. You shall be entitled to travel First Class on commercial airlines on all Company business trips. Further, at the Company’s sole cost and expense, your spouse may accompany you on at least two trips to Asia each year during the Initial Term.
4. Performance. You covenant and agree to faithfully and diligently perform all of the duties of your employment, devoting your full business and professional time, attention, energy and ability to promote the business interests of the Company and the Venetian. You further agree that during the period of your employment with the Company, you will not engage in any other business or professional pursuit whatsoever unless the Board of Directors of the Company (the “Board”) shall consent thereto in writing; provided, however, that the foregoing shall not preclude you from engaging in civic, charitable, or religious activities or from devoting a reasonable amount of time to private investments that do not unreasonably interfere or conflict with the performance of your duties under this Agreement.
5. Term. The term of your employment under this Agreement shall commence as of the Effective Date and shall expire on December 31, 2011 (the “Initial Term”), unless sooner terminated as provided under the terms of this Agreement. Upon the scheduled expiration of the Initial Term, your employment may thereafter only be extended upon the express mutual written agreement of both you and the Company.
6. Licensing Requirement. You are presently licensed as a casino key employee (the “License”) by the Nevada Gaming Commission and the Nevada State Gaming Control Board and any other gaming authority with jurisdiction over the Company or its affiliates (collectively, the “Gaming Authorities”), pursuant to the provisions of applicable Nevada gaming laws and the regulations of the Nevada Gaming Commission and the gaming laws and regulations of the jurisdictions of such other Gaming Authorities. You agree, at the Company’s sole cost and expense, to cooperate with the Gaming Authorities to maintain the License in full force and effect and in good standing.
7. Base Salary and Annual Bonus.
     (a) Beginning as of the Effective Date and throughout the duration of the Initial Term, you shall receive a base annual salary of $1,500,000 (the “Base Salary”), payable in substantially equal installments every two weeks or otherwise in accordance with the regular payroll practices of the Company.
     (b) Although you shall not be entitled to receive a merit increase or other review of the Base Salary during the Initial Term, in addition to Base Salary, you shall be eligible to receive a cash bonus in the sole discretion of the Company in each of the 2010 and 2011 calendar years (the “Discretionary Incentive Bonus”). The maximum amount of each Discretionary Incentive Bonus shall be $250,000. The Discretionary Incentive Bonus, if any, shall be subject to the actual annual achievement of the Company’s goals and objectives and may be adjusted based upon such results, in all cases at the sole discretion of the Company. Any Discretionary Incentive Bonus, if any, shall be payable when annual bonuses are otherwise generally paid in 2010 and 2011 to other senior executives of the Company. It is contemplated that, if the Company continues to prosper, you will be paid a Discretionary Incentive Bonus, however, you shall not have any enforceable right to receive a Discretionary Incentive Bonus except for such Discretionary Incentive Bonus as is actually paid to you by the Company.
8. Equity Award. You shall be granted a one-time award of nonqualified stock options to purchase 500,000 shares of common stock of LVSC (“Option Incentive Award”) under the LVSC 2004 Equity Award Plan (the “Plan”). The Option Incentive Award will vest (i) as to 250,000 of the shares subject thereto on January 1, 2010, and (ii) as to 250,000 of the shares subject thereto on January 1, 2011, subject to your continued employment with the Company on each applicable vesting date, except as otherwise provided below. The exercise price of the Option Incentive Award shall be equal to the Fair Market Value (as defined in the Plan) of LVSC’s common stock on the date of grant of the Option Incentive Award. Except as otherwise provided herein, the Option Incentive Award shall otherwise be subject to the terms and conditions of the Plan and the Company’s form of stock option agreement for its senior executives.
9. Employee Benefit Plans. During the Initial Term and any renewal, you shall be entitled to participate in any fringe group health, medical, dental, hospitalization, life, accident insurance or other welfare plans, and any tax-qualified pension, tax-qualified profit sharing or tax-qualified retirement plans, which may be placed in effect or maintained by the Company for the benefit of its employees generally, or for its senior executives subject to all restrictions and limitations contained in such plans or established by governmental regulation. In addition to the foregoing, you shall be entitled to participate in such executive retirement and capital accumulation plans as may be established, sponsored or maintained by the Company and in effect from time to time for the benefit of its senior executives.
10. Expense Reimbursement. You are authorized to incur such reasonable expenses as may be necessary for the performance of your duties hereunder in accordance with the policies of the Company established and in effect from time to time and, except as may be otherwise agreed, the Company will reimburse you for all such authorized expenses upon submission of an itemized accounting and substantiation of such expenditures adequate to secure for the Company a tax deduction for the same, in accordance with applicable Internal Revenue Service guidelines.
11. Vacations and Holidays. You shall be entitled to vacations and holidays as provided in the Company’s Flex Day Plan as in effect from time to time, but no less than four (4) weeks of paid vacation leave per year, at such times as may be requested by you and approved by the Company. No more than three (3) weeks of vacation shall be taken consecutively. Up to two (2) weeks of unused vacation leave may be carried over to the following year.
12. Termination by the Company. The Company may terminate your employment hereunder for Cause (as defined below). The Company may terminate your employment without Cause (and other than due to death or Disability (as defined below)) upon 30 days advance written notice.
     (a) In the event the Company terminates your employment for Cause, you shall be entitled to receive: (i) Base Salary at the rate in effect at the time of the termination through the date of termination of employment; (ii) reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and (iii) such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.

     (b) In the event that the Company terminates your employment without Cause (and other than due to death or Disability), you shall be entitled to receive: (i) continuation of Base Salary for 12 months following termination of employment (or, if shorter, the remainder of the Initial Term); (ii) reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and (iii) such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
     (c) “Cause,” as used above, shall mean: (i) conviction of a felony, misappropriation of any material funds or material property of the Company, its subsidiaries or affiliates; (ii) commission of fraud or embezzlement with respect to the Company, its subsidiaries or affiliates; (iii) any material act of dishonesty relating to your employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; (iv) use of alcohol or drugs that renders you materially unable to perform the functions of your job or carry out your duties to the Company; (v) a material breach of this Agreement by you; (vi) committing any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company, its subsidiaries or affiliates; or (vii) the withdrawal with prejudice, denial, revocation or suspension of the License by the Gaming Authorities; provided, that, with respect to (iv), (v) and (vii) above, the Company shall have first provided you with written notice stating with specificity the acts, duties or directives you have committed or failed to observe or perform, and you shall not have corrected the acts or omissions complained of within thirty (30) days of receipt of such notice.
     (d) Except as otherwise provided herein, the exercise and termination of the Option Incentive Award (and Incentive Awards under the Employment Agreement) shall be governed by the Plan and the applicable award agreements.
13. Termination by You. You may voluntarily terminate this Agreement and your employment with the Company upon 30 days’ written notice to the Company without further restrictions or liability if there is a “Change in Control” as that term is defined in the Plan; provided, that the restrictions set forth in Sections 18 and 19 shall continue to apply following such termination of employment. You may also voluntarily terminate this Agreement and your employment with the Company upon 30 days’ written notice to the Company without further restrictions or liability in the event Sheldon G. Adelson is not serving as Chief Executive Officer of the Company and Chairman of the Board; provided, that following such termination of employment, the restrictions set forth in Sections 18 and 19 shall continue to apply. Notwithstanding the immediately previous sentence and for the avoidance of doubt, Section 19(a) shall not apply if you voluntarily terminate your employment at a time when Sheldon G. Adelson is not serving as Chief Executive Officer of the Company and Chairman of the Board and an order is entered against the Company for relief under title 11 of the United States Code, 11 U.S.C. sections 101 et seq.
     (a) In the case of a termination of this Agreement and your employment with the Company by you due to a Change in Control, then you shall be entitled to receive promptly following the date of such termination, (i) all accrued and unpaid Base Salary and bonus(es) through the date of termination; (ii) a lump sum payment of two (2) times the Base Salary; (iii) accelerated vesting of all equity awards (including Share Incentive Awards and Option Incentive Awards under the Employment Agreement and the Option Incentive Award under this

Agreement) so that all such awards are fully vested as of the date of termination; and (iv) continued participation in the health and welfare benefit plans of the Company and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for two years following the date of termination; provided, that the Company’s obligation to provide such benefits shall cease at the time you and your covered dependents become eligible for comparable benefits from another employer that do not exclude any pre-existing condition of you or any covered dependent that was not excluded under the Company’s health and welfare plans immediately prior to the date of termination.
     (b) To the extent that the health and welfare benefits provided for in Section 13(a)(iv) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for you under COBRA), the Company shall pay you such amount as is necessary to provide you, after tax, with an amount equal to the cost of acquiring, for you and your spouse and dependents, if any, on a non-group basis, for the required period, those health and other welfare benefits that would otherwise be lost to you and your spouse and dependents as a result of your termination. Any amount payable under this Section 13(b) shall be determined as soon as practicable following termination of employment and shall be paid to you within 60 days following termination of employment.
     (c) In the event you voluntarily terminate this Agreement and your employment with the Company due to Sheldon G. Adelson not serving as Chief Executive Officer of the Company and Chairman of the Board, you shall be entitled to receive: (i) Base Salary at the rate in effect at the time of the termination through the date of termination of employment; (ii) reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and (iii) such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
     (d) Except as otherwise provided herein, the exercise and termination of the Option Incentive Award (and Incentive Awards under the Employment Agreement) shall be governed by the Plan and the applicable award agreements.
14. Termination Due to Death or Disability. Your employment hereunder shall terminate upon the occurrence of your death. The Company may terminate your employment due to Disability.
     (a) In the event of a termination of your employment due to your death or Disability, you or your estate, as the case may be, shall be entitled to receive: (i) continuation of Base Salary for 12 months following termination of employment (or, if shorter, the remainder of the Initial Term), less any short term disability insurance proceeds you receive during such period in the event termination of your employment is due to your Disability; (ii) accelerated vesting of all equity awards (including the Option Incentive Award and Incentive Awards under the Employment Agreement) such that the portion of each such award that would have vested during the twelve (12) month period following the date of termination had you remained employed during such period shall be immediately vested as of the date of termination; (iii) reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and (iv) such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
     (b) Except as otherwise provided herein, the exercise and termination of the Option Incentive Award (and Incentive Awards under the Employment Agreement) shall be governed by the Plan and the applicable award agreements.
     (c) “Disability” as used above shall mean that, during your employment with the Company, you shall, in the opinion of an independent physician selected by agreement between the Board and you, become so physically or mentally incapacitated that you are unable to perform the duties of your employment for an aggregate of 180 days in any 365 day consecutive period or for a continuous period of six (6) consecutive months.
15. Accelerated Vesting of Equity at End of Initial Term. If you remain continuously employed with the Company through the expiration of the Initial Term, then upon termination of your employment with the Company at or following expiration of the Initial Term, you shall be entitled to receive accelerated vesting of all Incentive Awards set forth on Annex A, and the Option Incentive Award, so that all such awards shall be fully vested as of the date of termination of your employment. Except as otherwise provided herein, the exercise and termination of the Option Incentive Award (and Incentive Awards under the Employment Agreement) shall be governed by the Plan and the applicable award agreements, provided, that for the avoidance of doubt, in the event your employment terminates (other than (i) by the Company for Cause, or (ii) due to death or Disability) at or following expiration of the Initial Term, you shall have not more than 90 days following termination of your employment to exercise the vested portion of the Incentive Awards.
16. Timing of Certain Payments. Subject to Sections 17 and 20: (a) any amounts payable under Sections 12(a)(i), 13(a)(i) or 13(c)(i) shall be paid as soon as practicable, and in any event within 30 days following termination of employment; and (b) any reimbursements for expenses incurred under Sections 12(a)(ii), 12(b)(ii), 13(c)(ii) or 14(a)(iii) (to the extent such reimbursements are treated as deferred compensation subject to Section 409A) shall be paid as soon as practicable following submission of the claims but in any event not later than the third calendar year following the calendar year in which your separation from service occurs.
17. Release. Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all payments to which you are entitled under Sections 12, 13, 14 or 15 are conditional upon and subject to your execution of the General Release and Covenant Not to Sue in the form attached hereto as Exhibit A (which form may be reasonably modified to reflect changes in the law), of all claims you may have against the Company and its directors, officers and affiliates, except as to matters covered by provisions of this Agreement that expressly survive the termination of this Agreement. You shall execute and deliver such General Release and Covenant Not to Sue within 60 days following termination of employment, and, except as otherwise provided in Section 20, any payments that are subject to the execution of such General Release and Covenant Not to Sue shall commence to be paid on the 61st day following termination of employment.
18. Confidentiality. You agree that you will hold in strictest confidence and, without the prior express written approval of the Board, will not disclose to any person, firm, corporation or other entity, any confidential information which you have acquired or may hereafter acquire during your employment by the Company pertaining to the business or affairs of the Company or any of its subsidiaries or affiliates, including but not limited to (a) proprietary information or other documents concerning the Company’s or its subsidiaries’ or affiliates’ policies, prices, systems, methods of operation, contractual arrangements, customers or suppliers; (b) the Company’s or its subsidiaries’ or affiliates’ marketing methods, credit and collection techniques and files; or (c) the Company’s or its subsidiaries’ or affiliates’ trade secrets and other “know how” or information concerning its business and affairs not of a public nature. The covenant and agreement set forth in this Section shall apply during your employment by the Company and shall survive termination of this Agreement, and your employment hereunder, for any reason and shall remain binding upon you without regard to the passage of time or other events.
19. Restrictive Covenant. You acknowledge and recognize the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agrees as follows:
     (a) Except as specifically provided in Section 13, during your employment with the Company and for a period of one (1) year from the date of termination of your employment for any reason (the “Restriction Period”), you shall not directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in, any hotel or casino in (i) Clark County, Nevada (including, without limitation, the City of Las Vegas), (ii) the Macau Special Administrative Region of The People’s Republic of China, (iii) Bethlehem, Pennsylvania or (iv) any other location in which the Company or any of its affiliates is doing business or has made substantial plans to commence doing business, in each case at the time of your termination. For the avoidance of doubt, and as discussed between the Chair of the Compensation Committee of the Board and you prior to the date hereof, the foregoing is not intended to prevent you from providing consulting services to investment banks or other financial firms doing business with entities in the hotel, casino, retail or hospitality industries during the Restriction Period; provided that you may not provide consulting services to investment banks or other financial firms on matters relating to hotels or casinos doing business in the locations specified in clauses (i) — (iv) in the prior sentence.
     (b) In addition to, and not in limitation of, the provisions of Section 19(a), you agree, for the benefit of the Company and its affiliates, that during the Restriction Period, you shall not, directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, on your behalf or any other person or entity other than the Company or its affiliates (i) solicit or induce, or attempt to solicit or induce, directly or indirectly, any person who is, or during the six months prior to the termination of your employment with the Company was, an employee or agent of, or consultant to, the Company or any of its affiliates to terminate its, his or her relationship therewith, or (ii) hire or engage any person who is, or during the six months prior to the termination of your employment with the Company was, an employee, agent of or consultant to the Company or any of its affiliates.
     (c) You understand that the provisions of this Section 19 may limit your ability to earn a livelihood in a business similar to the business of the Company but you nevertheless agree and hereby acknowledge that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to you, and (v) the consideration provided hereunder is sufficient to compensate you for the restrictions contained in this Section 19. In consideration of the foregoing and in light of your education, skills and abilities, you agree that you shall not assert that, and it should not be considered that, any provisions of Section 19 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
     (d) It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 19 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     (e) In the event that you violate any of the restrictive covenants set forth in Sections 19(a) or 19(b), in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to any other provision of this Agreement or (iii) pursuant to any applicable equity award agreement, all outstanding stock options to purchase shares of LVSC and other unvested equity awards granted to you shall be automatically forfeited effective as of the date on which such violation first occurs.
20. Section 409A.
     (a) For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. In addition, for purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.
     (b) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In this regard, the provisions of this Section 20 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. In light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, the Company and you agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.
     (c) Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for your benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by you to the Company.
     (d) Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments under Sections 12, 13 or 14 that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (within the meaning of Section 409A, without application of any alternative definitions permitted thereunder) or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages described in Section 13 may not be exempt from U.S. federal income tax, you shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months. At the end of such six-month period, you shall be entitled to receive from the Company a reimbursement of the amounts paid by you for such coverages.
     (e) For purposes of Section 409A, each of the payments that may be made under the Agreement are designated as separate payments.
     (f) To the extent that any reimbursements pursuant to Section 10 or 21 are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.
21. Miscellaneous.
     (a) Assignment and Assumption. This Agreement is personal to you and shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     (b) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if sent via a national overnight courier service or by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:
If to you, to:
Robert G. Goldstein
If to the Company, to:
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: General Counsel
With a copy to:
Charles D. Forman
Director, Member of the Compensation Committee
300 First Avenue
Needham, Massachusetts 02494
or to such other address as any party shall request of the others by giving notice in accordance with this Section.
     (c) Waiver of Provisions. The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right, or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right, or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.
     (d) Severability; Integration. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby. Subject to Section 1, this Agreement constitutes the entire agreement between the parties as of the date hereof and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof including the Employment Agreement.
     (e) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada, without reference to the principles of conflict of laws thereof. Any action to enforce this Agreement must be brought in a court situated in Clark County, Nevada. Each party hereby waives the right to claim that any such court is an inconvenient forum for the resolution of any such action.

     (f) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR YOUR EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.
     (g) Dispute Resolution.
          (i) You acknowledge and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 18 or 19 herein would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, and without limiting Section 19(e) hereof, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits (including the vesting of equity) to you pursuant to Sections 12, 13, 14 or 15 if you have violated any provision of Section 18 or 19. Any controversy or claim arising out of or relating to Sections 18 or 19 of this Agreement (or the breach thereof) shall be settled by a state or federal court located in Las Vegas, Nevada.
          (ii) Any controversy or claim arising out of or related to any provision of this Agreement other than Sections 18 or 19 shall be settled by final, binding and non-appealable arbitration in Las Vegas, Nevada. Subject to the following provisions, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the “AAA”) then in effect. The arbitration shall be conducted by a panel of three arbitrators. One of the arbitrators shall be appointed by the Company, one shall be appointed by me and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the third arbitrator shall be selected from a list of seven arbitrators selected by the AAA, each of whom shall be experienced in the resolution of disputes under employment agreements for executive officers of major corporations. From the list of seven arbitrators selected by the AAA, one arbitrator shall be selected by each party striking in turn with the party to strike first being chosen by a coin toss. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. The Company shall be responsible for all of the fees of the AAA and the arbitrators (if applicable).
          (iii) If you prevail on any material issue which is the subject of an arbitration or litigation, as applicable, the Company shall reimburse one hundred percent (100%) of your reasonable legal fees and expenses. Otherwise, subject to Section 21(g)(ii), each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation, as applicable (including reasonable attorneys’ fees and expenses).
          (iv) The arbitrators shall render an award and written opinion explaining the award.

          (v) The hearing and arbitration proceedings (as well as any resulting judicial proceedings seeking to enforce or vacate any arbitration award) shall be conducted in a confidential manner and both the conduct and the results of the arbitration shall be kept confidential by the parties. The arbitrators shall be advised of the confidentiality of the proceedings and any award and decision of the arbitrators shall be written in such a way as to protect the confidentiality of personal information or information made (or recognized as) confidential by this Agreement or recognized as confidential by any confidentiality agreement.
          (vi) In the event of litigation to secure provisional relief, or to enforce, confirm or review an arbitration award under this Agreement, any such court action shall be brought under seal to the extent permitted by the court in order to maintain the confidentiality of the matter as well as the confidentiality of the arbitration, the decision and award, any personal information and the confidentiality of any information which any party is required to keep confidential pursuant to this Agreement or any other agreement involving the parties. Each party to any such judicial action shall make every effort in any pleadings filed with the court and in his or its conduct of any court litigation to maintain the confidentiality of any personal information and any information which any party is required to keep confidential pursuant to this Agreement or any other agreement involving the parties. To this end, the court shall, inter alia, be informed of the confidentiality obligations of this Agreement and shall be requested that any decision, opinion or order issued by the court be written in such a manner as to protect the confidentiality of any information which is required to be kept confidential pursuant to this Agreement or any other agreement involving the parties.
     (h) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
     (i) Continuation of Employment. Unless the parties otherwise agree in writing, continuation of your employment with the Company beyond the expiration of the Initial Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and your employment may thereafter be terminated “at will” by you or the Company.
     (j) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     (k) No Mitigation. You shall not be required to mitigate the value of any payments or benefits contemplated by this Agreement, nor shall any such benefits be reduced from any earnings or benefits that you may receive from any other source.
     (l) Survival. Sections 18 and 19 shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of this Agreement and your employment for any reason.
     (m) Amendments. This Agreement may not be amended, changed or modified except by a written document signed by each of the parties to this Agreement.

          (n) Headings. Section headings in this Agreement are included for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.
          (o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.
     Please indicate your understanding and acceptance of this Agreement by executing both copies below, and retaining one fully executed original for your files and returning one fully executed original to the Company.

Very truly yours,

LAS VEGAS SANDS CORP.

By: Name:	/s/ Sheldon G. Adelson Sheldon G. Adelson
Title:	Chairman of the Board and Chief Executive Officer

LAS VEGAS SANDS, LLC

By: Name:	/s/ Sheldon G. Adelson Sheldon G. Adelson
Title:	Chairman of the Board and Treasurer

I hereby accept the terms of this Agreement and agree to abide by the provisions hereof:

/s/ Robert G. Goldstein Robert G. Goldstein

Date:	July 10, 2009
Signature page to letter agreement from Las Vegas Sands Corp. and Las Vegas Sands, LLC to Robert G. Goldstein

Annex A
Outstanding Incentive Awards
See attached.

Exhibit A
General Release and
Covenant Not to Sue
     TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:
     Robert G. Goldstein (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that letter agreement dated as of [                    ], 2009 (the “Letter Agreement”) by and among Executive, Las Vegas Sands Corp. (“LVSC”), a Nevada corporation, and Las Vegas Sands LLC, a wholly-owned subsidiary of LVSC (together with LVSC, the “Company”) does hereby covenant not to sue or pursue any litigation against, and waives, releases and discharges the Company, its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents of any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Company Group relating to his employment with the Company or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Letter Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this General Release and Covenant Not to Sue is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage under any directors and officers insurance or similar policies.
     Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns. Executive understands and confirms that Executive is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA. In addition, Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive

Exhibit A
Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
     In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of Executive to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.
     This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Nevada, applicable to agreements made and to be performed entirely within such State.
     To the extent that Executive is forty (40) years of age or older, this paragraph shall apply. Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which Executive has waived, and the Company agrees that Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the General Counsel of the Company written notice stating that Executive is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Letter Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

Exhibit A
     Executive acknowledges and agrees that Executive has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.
     IN WITNESS WHEREOF, the undersigned has caused this General Release and Covenant Not to Sue to be executed on this                      day of                                         ,                      .

EXECUTIVE

Robert G. Goldstein